November 3, 2004

Steven Wingfield (301) 564-3354
Mari Angeles Major-Sosias (301) 564-3353

USEC Inc. Reports Results for 3rd Quarter 2004
– $3.4 Million Quarterly Loss in Line with Guidance –
– USEC Increases Full-Year Guidance to $18 to $20 Million –

Bethesda, MD – USEC Inc. (NYSE: USU) today reported financial results for the third quarter ended September 30, 2004 of a net loss of $3.4 million or $.04 per share compared to net income of $3.4 million or $.04 per share in the same quarter last year. For the nine months ended September 30, 2004, USEC reported a net loss of $2.9 million or $.03 per share compared to net income of $9.8 million or $.12 per share in the same period last year. These results are consistent with previous guidance for a loss in the quarter; however, USEC is increasing its full-year 2004 earnings guidance to $18 to $20 million, reflecting higher margins in SWU and uranium sales.

The Company’s results continue to be impacted by its investment in the future, the American Centrifuge technology. For the nine-month period ended September 30, 2004, USEC expensed $36.4 million to support the American Centrifuge demonstration, which had the effect of reducing net income by about $23 million or $.27 per share in the period. In the same period of 2003, USEC expensed $32.7 million, which had the effect of reducing net income by about $20 million or $.24 per share.

As anticipated in the Company’s guidance, revenue from the sale of Separative Work Units (SWU) in the first nine months of 2004 was significantly lower than in the same period of 2003. This reduction was due to lower prices in the first quarter of the year as some customers took orders under low-priced contracts signed during the late 1990s, and lower sales volume as customers take delivery of higher-priced SWU later in the year. SWU volume in 2004 is also negatively affected by lower contractual commitments and postponed refuelings due to the shutdown of a Japanese customer’s reactors for special inspections. This lower revenue was partially offset by an improved gross profit margin in both the three and nine-month periods. SWU prices billed to customers showed improvement in the third quarter. USEC expects approximately half of its SWU deliveries for 2004 to occur in the fourth quarter.

USEC’s customers generally place orders under their long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, short-term comparisons of USEC’s financials are not necessarily indicative of the Company’s longer-term results.

“The long-term nature of our customer contracts, coupled with the essential role that nuclear fuel plays in generating 20 percent of America’s electricity, gives us clear visibility into near-term revenue. Customer orders to be delivered in the fourth quarter are firm, and we have high confidence in our revenue, earnings and cash flow projections for the remainder of 2004,” said William H. Timbers, president and chief executive officer.

Revenue and Cost of Sales

Revenue for the third quarter was $252.2 million, compared to $341.1 million for the same quarter a year ago. USEC’s revenue is primarily related to the sale of the SWU component of low-enriched uranium. This quarter’s 29 percent reduction in SWU volume was responsible for the 26 percent reduction in total revenue compared to the third quarter of 2003. The average SWU price billed to customers increased 3 percent quarter over quarter.

For the nine-month period ended September 30, 2004, revenue was $750.8 million compared to $1,030.8 million in the same period of 2003, on 34 percent lower SWU volume this year. The average SWU price billed to customers declined 1 percent compared to the same nine-month period of 2003, with most of the decline coming in the first quarter of 2004. USEC anticipates that over the full year, the average SWU price billed to customers will be flat year over year.

Although revenue from natural uranium sales declined in the quarter, it was $7.6 million higher on 16 percent lower volume during the first nine months of 2004 compared to the same period last year. The average price billed to customers increased 28 percent during the period. USEC’s natural uranium inventory is being supplemented with uranium available as a result of underfeeding operations at the Paducah, Kentucky enrichment plant. Underfeeding uses less uranium in the enrichment process but requires more SWU, which requires more electric power. Underfeeding results in incremental uranium available to USEC to sell at today’s higher prices, which have increased approximately 50 percent in 2004. Revenue from these sales exceeds the incremental power cost incurred during the underfeeding process.

The decline in SWU sales volume produced a corresponding reduction of $263.7 million or 33 percent in the cost of sales for SWU and uranium in the nine-month period. The unit cost of SWU sales was 2 percent lower than in the same period of 2003, reflecting the impact of lower production and purchase costs in previous periods.

The average unit cost of production and purchases increased by 3 percent during the nine-month period compared with the corresponding period in 2003. The cost of electricity, labor and benefits increased compared to 2003. The Company’s purchase costs per SWU increased under a market-based formula with Tenex, the Russian government’s executive agent, which reflects the impact of higher SWU market prices since 2001. Under the average inventory cost method, coupled with USEC’s inventory position, an increase or decrease in costs will have an effect on cost of sales in future periods.

The gross profit margin for the quarter was 14.1 percent compared to 12.0 percent in the same period last year, due to improved margins on SWU and uranium. For the nine-month period, the gross profit margin was 14.2 percent compared to 11.4 percent in the same period last year.

Selling, general and administrative expenses totaled $15.3 million in the quarter, about the same as last year, and are $2.9 million higher in the nine-month period compared to last year. The increase is due to higher compensation and employee benefit costs, legal and consulting fees, insurance expense and new costs incurred to ensure compliance with Sarbanes-Oxley.

Outlook

USEC continues to project revenue for 2004 at approximately $1.4 billion, with about half of its revenue from deliveries of SWU and natural uranium coming in the fourth quarter. Revenue includes the sale of natural uranium, which is expected to total approximately $210 million. While the revenue projection is virtually unchanged, USEC expects its cost of sales to decline below its previous forecast, resulting in a one-half percent improvement to its gross profit margin.

USEC raises its earnings guidance for 2004 to $18 to $20 million, or $.21 to $.24 per share. The previous guidance given for the year was $14 to $16 million.

USEC expects to invest approximately $70 million in the American Centrifuge technology in 2004. The Company has reassessed its allocation of costs for 2004 between expense and capital, and now anticipates that approximately $60 million related to demonstration activities will be expensed, which has the effect of reducing net income by about $37 million or 44 cents per share. USEC’s earnings guidance reflects the effect of American Centrifuge expenses on net income. Approximately $10 million related to the American Centrifuge Plant is expected to be capitalized in 2004.

USEC expects cash flow from operating activities to improve from its earlier forecast. Cash flow from operating activities will be in a range of negative $45 to $55 million, and capital expenditures will total approximately $25 million, including expenditures related to the American Centrifuge. The Company anticipates ending the year with a cash balance in a range of $115 to $125 million.

American Centrifuge Continues to Exceed Milestones

USEC is in the process of demonstrating its next-generation American Centrifuge uranium enrichment technology. USEC expects to begin operation of the American Centrifuge Demonstration Facility in Piketon, Ohio in 2005 and to begin construction of the American Centrifuge Plant in 2007, reaching an annual production capacity of 3.5 million SWU by 2010. Expenses during the quarter were $16.4 million, or $4.3 million more than in the third quarter of 2003.

In August, USEC applied for a construction and operating license for the American Centrifuge Plant from the U.S. Nuclear Regulatory Commission (NRC), and on October 7 the NRC accepted the application for detailed review. NRC’s acceptance of the application comes seven months ahead of schedule and completes the seventh milestone in the Company’s June 2002 agreement with the U.S. Department of Energy (DOE). NRC has established a 30-month schedule for conducting its detailed review, which will include an extensive safety and environmental analysis. USEC is optimistic, however, that the commission will be able to complete its review and issue the construction and operating license in 24 months given the NRC’s familiarity with the American Centrifuge technology and the Piketon site gained during the licensing process for the American Centrifuge Demonstration Facility.

The application seeks a license term of 30 years for the American Centrifuge Plant with an initial production capacity of 3.5 million SWU per year. USEC’s environmental report submitted with the license application also evaluates the potential expansion of the commercial plant to an annual production capacity of 7 million SWU.

Engineering, assembling and testing of centrifuge components and the initial centrifuge machines will continue at USEC’s test facilities located in Oak Ridge, Tennessee. Under a license granted in February 2004 by the NRC, USEC has begun construction and refurbishment activities at the American Centrifuge Demonstration Facility, and USEC expects to begin operations there in 2005.

USEC has signed agreements with the Boeing Company and Honeywell International to support the manufacture of centrifuge machines for the American Centrifuge program. Both companies have extensive experience in building centrifuge machines through their involvement with DOE’s original centrifuge program. During the two-year term of the current agreements, centrifuge components will be manufactured, tested and assembled into full-size machines. As reported previously, USEC has also engaged Fluor Enterprises to provide engineering, procurement and construction management services for the American Centrifuge Plant over the next two years.

Cash and Cash Flow

At September 30, 2004, USEC’s cash balance was $15 million. Cash flow from operating activities for the nine-month period, as anticipated in the Company’s guidance, was negative $197.2 million compared to negative $52.4 million in the same period a year ago. The $144.8 million difference between the two periods was primarily due to decreased SWU deliveries and SWU inventory that increased by approximately $300 million in 2004 in preparation for fourth quarter sales. Inventory levels fluctuate based on timing of anticipated deliveries and seasonal production schedules. Other factors affecting cash flow included a $33.2 million payment to resolve the termination of a power contract in 2003. The Company had no short-term debt at September 30. USEC anticipates drawing funds under its bank credit agreement in the fourth quarter with the expectation of repaying the loan before year’s end. As previously reported, net cash flow from operating activities is expected to return to positive levels in 2005.

Other Business Matters

•	As of September 30, 2004, USEC had processed and cleaned 5,357 metric tons of out-of-specification uranium contaminated with technetium (Tc99), or 56 percent of the total. The remaining amount of uranium inventory to be replaced or remediated is 4,193 metric tons. In October 2004, USEC and DOE entered into an agreement that obligates DOE to transfer title and custody of 2,116 metric tons of uranium to USEC in exchange for 2,116 metric tons of out-of-specification uranium, subject to certain conditions, including inspection and acceptance by USEC. Separately, in October 2004 DOE approved a work authorization for USEC to continue processing out-of-specification uranium for DOE through November 20, 2004. USEC and DOE are negotiating contract terms for USEC to continue processing out-of-specification uranium for the period November 21 to December 31, 2004, as well as contract terms for additional years. As part of the uranium transfer agreement, USEC has begun cleaning contaminated uranium belonging to DOE.

•	In July, the U.S. Department of Commerce concluded administrative reviews of its 2002 orders that established countervailing and antidumping duties for imports of low-enriched uranium. The reviews resulted in substantially lower duties applied to imports from USEC’s European competitors than initially estimated, indicating a reduction in dumping and subsidization following the granting of trade relief by the Commerce Department. The ruling demonstrates that the duties are working and that the government’s investigation has successfully returned stability to the low-enriched uranium market.

This news release contains forward-looking information that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for USEC’s products, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementing agreements with the Department of Energy (DOE) regarding uranium inventory remediation and the use of centrifuge technology and facilities, satisfactory performance of the American Centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, final determinations of environmental and other costs, the outcome of litigation and trade actions, performance under government contracts and audits of allowable costs on government contract work, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

Please refer to our SEC filings, which can be accessed through the Company’s website www.usec.com, for a more complete discussion of these factors.

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS) (Unaudited)
(millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
		As restated (a)		As restated (a)

Revenue:
Separative work units	$194.6	$265.6	$518.2	$798.0
Uranium	16.8	28.0	111.8	104.2
U.S. Government contracts	40.8	47.5	120.8	128.6

Total revenue	252.2	341.1	750.8	1,030.8

Cost of sales:
Separative work units and uranium	180.1	263.7	533.3	797.0
U.S. Government contracts	36.5	36.4	110.9	116.1

Total cost of sales	216.6	300.1	644.2	913.1

Gross profit	35.6	41.0	106.6	117.7
Centrifuge demonstration costs	16.4	12.1	36.4	32.7
Selling, general and administrative.	15.3	15.1	47.2	44.3

Operating income	3.9	13.8	23.0	40.7
Interest expense	10.0	9.8	29.8	28.7
Interest (income)	(1.2)	(1.5)	(2.7)	(4.6)

Income (loss) before income taxes	(4.9)	5.5	(4.1)	16.6
Provision (credit) for income taxes.	(1.5)	2.1	(1.2)	6.8

Net income (loss)	$(3.4)	$3.4	$(2.9)	$9.8

Net income (loss) per share – basic and diluted	$(.04)	$.04	$(.03)	$.12
Dividends per share	$.1375	$.1375	$.4125	$.4125
Average number of shares outstanding	84.4	82.3	83.8	82.1

(a) USEC performs contract work for DOE and DOE contractors at the Portsmouth and Paducah plants. In the three and nine months ended September 30, 2004, billings under government contracts are reported as part of revenue, and costs incurred are reported as part of costs and expenses. In the three and nine months ended September 30, 2003, the net amount of income or expense for government contracts had been reported as part of other income (expense), net. The statements of income for the three and nine months ended September 30, 2003, have been restated to conform to the current presentation. There was no effect on income before income taxes, net income or net income per share as a result of the change.

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(millions)

	(Unaudited)
	September 30,	December 31,
	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$15.0	$249.1
Accounts receivable – trade	159.4	254.5
Inventories	1,205.1	883.2
Prepaid items	14.1	16.9
Other current assets	34.4	23.0

Total Current Assets	1,428.0	1,426.7
Property, Plant and Equipment, net	174.4	185.1
Other Long-Term Assets
Deferred income taxes	34.7	52.5
Prepayment and deposit for depleted uranium	23.5	47.1
Prepaid pension benefit costs	80.9	76.3
Inventories	198.5	266.1

Total Other Assets	337.6	442.0

Total Assets	$1,940.0	$2,053.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$173.5	$188.3
Payables under Russian Contract	136.1	119.3
Uranium owed to customers and suppliers	—	45.0
Termination settlement obligation under power purchase agreement	—	33.2
Deferred revenue and advances from customers	26.0	25.8

Total Current Liabilities	335.6	411.6
Long-Term Debt	500.0	500.0
Other Long-Term Liabilities
Deferred revenue and advances from customers	6.7	13.5
Depleted uranium disposition	27.6	53.5
Postretirement health and life benefit obligations	144.1	138.1
Lease turnover and other liabilities	63.6	50.9

Total Other Liabilities	242.0	256.0
Stockholders’ Equity	862.4	886.2

Total Liabilities and Stockholders’ Equity	$1,940.0	$2,053.8

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Nine Months Ended
	September 30,
	2004	2003
Cash Flows from Operating Activities
Net income (loss)	$(2.9)	$9.8

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	23.6	21.7
Deferred revenue and advances from customers	(6.6)	(43.4)
Liabilities accrued for consolidating plant operations	—	(9.1)

Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	95.1	(43.5)
Inventories – net (increase) decrease	(299.5)	31.5
Payables under Russian Contract – increase (decrease)	16.8	(15.2)
Payment of termination settlement obligation under power purchase agreement	(33.2)	—
Accounts payable and other – net increase (decrease)	9.5	(4.2)

Net Cash (Used in) Operating Activities	(197.2)	(52.4)

Cash Flows Used in Investing Activities
Capital expenditures	(13.1)	(20.5)

Net Cash (Used in) Investing Activities	(13.1)	(20.5)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(34.6)	(33.9)
Common stock issued	10.8	2.2

Net Cash (Used in) Financing Activities	(23.8)	(31.7)

Net (Decrease)	(234.1)	(104.6)
Cash and Cash Equivalents at Beginning of Period	249.1	171.1

Cash and Cash Equivalents at End of Period	$15.0	$66.5

Supplemental Cash Flow Information:
Interest paid	$34.2	$34.1
Income taxes paid (refund)	8.1	(2.8)